Exhibit 10.5

NOTICE PERIOD EXTENSION

Michael J. Foster (“Executive”) and LSB Industries, Inc., a Delaware corporation (“Company”), entered into an employment agreement effective as of January 5, 2016 (“Employment Agreement”), the initial term of which is scheduled to expire on January 4, 2019.

The term of the Employment Agreement automatically would be extended for another year through January 4, 2020 unless either party elects not to extend the Employment Agreement by giving written notice to the other party by July 9, 2018.

Since Executive and the Company are discussing potential changes to the Employment Agreement and such discussions may impact their decision whether to provide notice of an election not to extend the Employment Agreement, both Executive and the Company previously agreed to an extension until September 30, 2018 to provide notice and now agree that Section 1 of the Employment Agreement is hereby further amended such that the deadline for providing notice to the other party of an election not to extend the Employment Agreement for another year commencing January 5, 2019 shall be December 7, 2018.

In all other respects, the Employment Agreement shall continue in effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Notice Period Extension or have caused this Notice Period Extension to be duly executed and delivered on their behalf.

EXECUTIVE

/s/ Michael J. Foster
Michael J. Foster

LSB INDUSTRIES, INC.

/s/ Daniel D. Greenwell

By: Daniel D. Greenwell
Its: Chief Executive Officer